EXHIBIT 10.10

EMPLOYMENT SEPARATION
AGREEMENT AND RELEASE

This EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between SIMON TREACY (“Employee”) and Howard Hughes Management Company, LLC (“Employer”). Subject to the right of revocation provided to Employee in Paragraph 9 of this Agreement, this Agreement is effective on the eighth day after the Employee signs this Agreement and has not revoked it (the “Effective Date”). Employer, its parents, subsidiaries and current and former affiliates, including The Howard Hughes Corporation, are referred to collectively hereinafter as the “Company”. This Agreement sets forth the mutual rights and obligations of the parties arising from Employee’s employment with Employer and the end of Employee’s employment with Employer.
1.Separation of Employment. Employee and Employer acknowledge and affirm that Employee’s employment with Employer has ended or will end on FEBRUARY 5, 2020 (the “Separation Date”). Employee understands and agrees that Employee will not perform any work or take any actions on Employer’s behalf after the Separation Date. The Separation Date chosen will allow Employee to vest in accordance with the terms of the Howard Hughes Corporation 2010 Incentive Plan, as amended and restated.
a.    Health care benefits will continue to be provided by Employer through FEBRUARY 29, 2020, regardless of whether or not Employee signs this Agreement. After the Separation Date, Employee’s eligibility for continuation of coverage under the Company’s group medical, dental and vision insurance plans will be governed exclusively by the continuation coverage provisions of the Company’s group medical, dental and vision insurance plans and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
b.    Regardless of whether or not the Employee signs this Agreement, the Employee will be paid all salary earned through the separation date and will be paid accrued, unused Paid Time Off (“PTO”), up to a maximum of eighty (80) hours, provided Employee has completed a minimum of twelve (12) months continuous, active service pursuant to the Employer’s applicable policy.
c.    Except as is otherwise stated in this Agreement, Employee will not receive, earn, or be entitled to any salary, employee benefits or other compensation from Employer after the Separation Date.
2.    Payments.
a.    Severance Payment. If Employee executes, delivers, and does not revoke this Agreement as provided in Paragraph 9 below, Employer agrees to pay Employee, less applicable withholding, ONE HUNDRED AND NINETY TWO THOUSAND, THREE HUNDRED AND SEVEN DOLLARS AND 69/100 ($192,307.69) (the “Severance Payment”) within the later to occur of (i) thirty (30) days following the Separation Date, or (ii) a reasonable period of time following the Effective Date of this Agreement pursuant to the Separation Benefits Plan of Employer with an effective date of August 11, 2017 (as amended and restated as of such date, and as further amended as of July 24, 2018, collectively the “Plan”). Employee hereby acknowledges and confirms that he/she has received a copy of the Plan, that he/she has been given the opportunity to review the Plan with an attorney prior to signing this Agreement, and that after his/her review of the Plan, as acknowledged and confirmed by Employee’s signature below, Employee acknowledges and agrees that the Severance Payment is calculated correctly under the Plan and that h/she is not entitled to receive any other separation benefits under the Plan, except as otherwise provided by this Agreement. By signing this Agreement, Employee hereby waives any claims to additional benefits and/or severance payments under the Plan, except as otherwise provided by this Agreement.
b.    Discretionary Bonus Payment.  If Employee executes, delivers and does not revoke this Agreement as provided in Paragraph 9 below, Employer agrees to pay Employee, less applicable withholding, FOUR HUNDRED AND FIFTY THOUSAND DOLLARS AND 00/100 ($450,000.00) (the “Bonus Payment”) within thirty (30) days following the Separation Date.
c.    Employee acknowledges that the Severance Payment and Bonus Payment offered in this Paragraph 2 is not owed to Employee unless, pursuant to the Plan, Employee executes and does not revoke this Agreement as provided in Paragraph 9 below. Accordingly, the Severance Payment, Bonus Payment and all other terms of this Agreement of benefit to Employee are offered by Employer in exchange for Employee’s execution of this Agreement and compliance with the terms of this Agreement, including the confidentiality, release and non-disparagement terms in Paragraphs 4, 5 and 7 of this Agreement. Employee agrees that the consideration offered in this Agreement, including the Severance Payment and Bonus Payment, has value and is a sufficient exchange for the promises Employee is making, the rights Employee is giving up, and all of the other terms of this Agreement.
3.    The Company’s Property. By the Separation Date, Employee agrees and/or affirms that Employee has returned or will immediately surrender and deliver to the Company all hard copy and electronic documents and other Company property that Employee has in his/her possession, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, computer-recorded information (including email), and tangible property (laptop computer, cell phone, PDA, etc., except to the extent the Company specifically authorizes Employee to retain any such tangible property), credit cards, security cards, identification badges, keys and entry cards, and any materials of any kind that contain or embody any proprietary or confidential information of the Company and its affiliates (and all copies or reproductions thereof and of any of the foregoing, except to the extent such copies or reproductions are otherwise expressly authorized in writing by the Company to be retained by Employee). If Employee discovers after the Separation Date that he/she has retained any Company property, including confidential materials or information, Employee agrees, immediately upon discovery, to contact the Company and to make arrangements for returning such materials and information. The Severance Payment and Bonus Payment under this Agreement will not be paid until all Company property has been returned to the Company.
4.    Confidentiality. Subject to Paragraph 5(e) below, Employee promises not to make, orally or in writing, any negative comments about the Company or any other statements that could damage the Company’s reputation or business. Employee agrees to keep the Severance Payment and Bonus Payment as set forth in this Agreement, and the other terms of this Agreement, forever secret, except as required by a law or a court order. Employee will not seek such a court order without notifying Employer in writing first. Employee may discuss this Agreement with Employee’s attorney, accountant and spouse, but only if Employee first obtains the agreement of such person to keep the terms of this Agreement secret and not disclose it to others. Employee guarantees to Employer that Employee’s spouse, attorney and accountant will not disclose such confidential information to anybody.
Employee agrees that Employer would be harmed if information were ever disclosed in violation of this Paragraph 4, but it may be difficult for Employer to measure or prove such harm. Employee therefore agrees that, if Employee or Employee’s spouse, attorney or accountant ever violates this Paragraph 4, then Employer can get an order or “injunction” enforced by a court of law without having to post a bond, prove harm, or prove harm that cannot be compensated by money. Employee agrees the injunction may order Employee to stop any threatened or further violations, and may also order Employee to perform whatever acts may be appropriate to undo the violations Employee has done or to prevent the violations from causing further harm to Employer. Any injunction obtained by Employer shall be in addition to all other remedies that Employer may have against Employee.
5.    Waiver and Release of All Claims.
a.    Employee, on Employee’s own behalf and on behalf of anyone who could claim by or through Employee, including but not limited to his/her heirs, executors, administrators, agents, distributees, beneficiaries, successors in interest and assignees (collectively, the “Releasing Party”), hereby voluntarily, irrevocably, and unconditionally releases, waives, acquits, satisfies and forever discharges the Company and its respective past, present and future predecessors and successors in interest, assignees, parents, subsidiaries, divisions, related companies and entities, shareholders, officers, directors, agents, partners, attorneys, employees, managers and representatives, in their individual and official capacities, and their heirs, legal representatives, predecessors, successors in interest and assigns (collectively, the “Released Parties”), from any and all claims, complaints, demands, liabilities, or causes of action of whatever kind or character, whether known or unknown, whether in law or in equity, which Releasing Party now has or has ever had against any of the Released Parties, in their individual, corporate or official capacities, from any event, act or omission which occurred, in whole or in part, prior to the Effective Date of this Agreement, including but not limited to:

i.
rights or claims arising under any local, state or federal anti-discrimination statute or law including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act of 2008, the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 U.S.C. §621 et seq. (including, but not limited to, the inclusion by amendment of the provisions of the Older Worker Benefit Protection Act), the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act, the Railway Labor Act, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, the Fair Labor Standards Act of 1938, and any claims that could be brought under any other federal, state, county, or municipal statute or ordinance dealing with discrimination in employment on the basis of sex, race, national origin, religion, disability, age, marital status, sexual orientation or other unlawful reason, as well as any claims for retaliation under any of the foregoing laws;

ii.
rights or claims arising under or relating to any contract, tort, or the common law including, but not limited to, any claim for or based upon infliction of emotional distress, personal injury, fraud, breach of fiduciary duty, misrepresentation, negligence, gross negligence, wrongful termination, statutory or common law whistleblower claim, invasion of privacy, false imprisonment, conversion, retaliation, unjust enrichment, quantum meruit (a claim seeking the reasonable value of services rendered), breach of contract, a broken promise, or interference with a contract or a business relationship; and

iii.	rights or claims for unpaid wages, bonuses or benefits.
b.    Employee further agrees to release and discharge the Company and the other Released Parties not only from any and all claims which Employee could make on his/her own behalf, but also specifically waives any right to become, and promises not to become, a member of any class in any proceedings or case in which a claim or claims against the Company or any of the other Released Parties may arise, in whole or in part, from any event which occurred prior to the Effective Date of this Agreement.
c.    Employee guarantees to Employer that Employee owns and holds all of the Released Claims and has not voluntarily or involuntarily transferred the Released Claims to anyone. Employee understands that Employee is releasing claims that Employee knows about, and also any claims that Employee may not know about. Employee understands the significance of releasing all claims, whether known or unknown.
d.    Subject to Paragraph 5(e) below, Employee represents that no charges, complaints or actions of any kind have been filed by him/her or on Employee’s behalf against the Company or against any of the other Released Parties with any federal, state or local court or agency. Employee agrees to the fullest extent permitted by law that he/she will not file with any court a complaint at any time which relates in any way to the rights or claims released in this Agreement, including any claim which relates in any way to any employment relationship that he/she now has or ever had with the Company and with any of the other Released Parties and/or the termination of any such employment relationship, except as such claim relates to a violation or illegality of any provision of this Agreement.
e.    Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Employer.
6.    Certain Rights Not Affected. Nothing in this Agreement adversely affects any right Employee may have to: (i) base wages earned by him/her through the Separation Date, and Employee shall be paid all such wages regardless of whether he/she signs this Agreement; (ii) accrued, unused PTO, up to a maximum of 80 hours, provided Employee has completed twelve (12) months continuous, active service pursuant to the Employer’s applicable policy which will be paid by the Company within a reasonable time period following the Separation Date; (iii) reimbursement for pre-approved business expenses incurred by him/her through the Separation Date for which he/she has not been reimbursed; (iv) continuation of insurance coverage if provided pursuant to the terms of Company-provided insurance plans or applicable law; (v) vested retirement benefits to which he/she is entitled as of the Separation Date pursuant to the terms of any Company retirement benefit plan(s) or applicable laws; or (vi) rights to unemployment compensation.
7.    Non-Disparagement.
a.    Subject to Paragraph 5(e) of this Agreement, Employee agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the reputation, practices or conduct of the Company, its predecessors and successors in interest, assignees, parents, subsidiaries, divisions and related companies and entities, their past, present and future shareholders, officers, directors, agents, attorneys, employees, managers and representatives in their individual and official capacities, and their heirs, and legal representatives and predecessors and successors in interest and assigns. Employee acknowledges and agrees that this non-disparagement prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, board of directors, industry analysts, competitors, strategic partners, vendors, and past and present employees of Employer.
b.    Employee understands and agrees that this Paragraph 7 is a material term of this Agreement, that any breach of this Paragraph 7 shall be a material breach of this Agreement and that Employer would be irreparably harmed by such breach. Employee therefore agrees that if Employee violates this Paragraph 7, then Employer is entitled to obtain an order from a court of competent jurisdiction, without posting a bond, enjoining Employee from violation of this Paragraph 7 without the necessity of proving Employer has no adequate remedy at law. These remedies are in addition to all other remedies that Employer may have against Employee for breach of this Paragraph.
8.    Other Representations by Employee.
a.    Employee acknowledges that the Company and the other Released Parties have no obligation to employ or to hire or rehire Employee or to consider Employee for hire at any location, office, or place of business with regard to future employment or potential employment. Accordingly, in order to prevent the occurrence of any future dispute, Employee hereby agrees: (i) that he/she will not ever apply for or otherwise seek employment by the Company or any of the other Released Parties at any time in the future, at any location, office, or place of business unless specifically requested to do so in writing by the Company, and (ii) that his/her forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory.
b.    Employee acknowledges that Employee has not suffered any job-related illness or injuries that might give Employee a right to compensation or relief, such as a work injury or work-related illness or exposure for which Employee could get a workers’ compensation award. Employee also guarantees to Employer that Employee has been paid for all hours worked as of the Effective Date of this Agreement. Employee understands that Employer will be relying on these guarantees in paying the Severance Payment and Bonus Payment offered in this Agreement.
9.    Voluntary Agreement; Consideration Period; Revocation Period; Consultation with Attorney. This Agreement is voluntary. Employee understands that he/she has twenty-one (21) days to consider this Agreement before signing it, and that Employee may revoke this Agreement at any time within seven (7) days after signing this Agreement by delivering written notice of revocation to Employer in compliance with Paragraph 10 below. This Agreement will not become effective until that 7-day period has expired without Employee revoking this Agreement. By signing this Agreement, and by not revoking it during the 7-day revocation period, Employee guarantees to Employer that Employee has carefully read and fully understands all of the provisions of this Agreement. Employee is advised to consult with an attorney, at Employee’s cost, if Employee desires to do so before signing this Agreement. The parties agree that any changes or modifications to this Agreement that may be agreed to in writing by both the Employee and Employer will not change or restart the twenty-one (21) day period. In the event Employee does not sign and return this Agreement to the Company within the specified period, Employee will not receive the Severance Payment or Bonus Payment and this offer shall be automatically rescinded without further notice.
10.    Notices. All notices required or permitted under this Agreement shall be made in writing to Employer, via U.S. Mail, postage prepaid, and via fax, addressed as follows:
The Howard Hughes Corporation
Attention: Legal Department
13355 Noel Rd., Ste. 2200
Dallas, Texas 75240
FAX: (972) 841-3021

and to Employee via U.S. Mail, postage prepaid, at Employee’s last known address. Employee must keep Employer informed of any change of address and other contact information.
11.    No Admission. Employee agrees that Employer’s decision to offer this Agreement, and its willingness to pay the Severance Payment and Bonus Payment offered under this Agreement, does not mean that Employer is admitting any wrongdoing, fault, liability or damages. Employee acknowledges and agrees that Employer would not agree to pay the Severance Payment and Bonus Payment set forth in this Agreement if it were not for Employee’s agreement that Employer is not making any admission.
12.    Interpretation. The parties agree that this Agreement will be interpreted as a whole, according to its plain language, and not strictly for or against either of the parties. Employee signed this Agreement after an opportunity to read it, consult an attorney, ask questions, and make comments. Employee agrees that Employee will not and cannot later say that the Agreement should be interpreted against the Employer as the one who drafted it. The captions are for convenience only and will not be used to help interpret any term.
13.    No Tax Advice. Employee agrees that Employee has not received from the Company any advice or statement about taxes or whether taxes are due for any payment set forth in this Agreement. Employee will not rely on the Company, but will turn to independent professionals if Employee has any doubts or questions, or needs any assistance regarding Employee's taxes. All taxes due for any of the payments made under this Agreement are solely the responsibility of Employee. The Company is not liable to reimburse Employee for any portion of his/her taxes, any penalties or interest Employee may have to pay, or any attorneys’ fees, costs or other expenses associated with any such tax.
14.    Applicable Law. This Agreement is made in the State of HAWAII, and must in all respects be enforced and interpreted under the laws of the State of HAWAII.
15.    Severability of Terms. Any term or provision of this Agreement other than paragraph 5 that is held to be illegal, invalid or unenforceable for any reason will not make the entire Agreement void or unenforceable. Instead, any such term or provision will be severed or “cut out” of the Agreement, and the rest of the Agreement will be interpreted and enforced as if the illegal, invalid or unenforceable provision had never been contained in the Agreement.
16.    Effect of Offer. Neither this Agreement, nor any offer contained in this Agreement, nor any statement made in connection with this Agreement, can be admitted as evidence to prove liability or damages in any legal proceeding. Employee promises not to do so.
17.    Entire Agreement. Employee acknowledges that, in signing this Agreement, Employee does not rely and has not relied on any statement made by the Company or its agents that is not stated in this Agreement. This Agreement contains the entire agreement between Employer and Employee, and supersedes all prior agreements or understandings relating to Employee’s employment or separation from employment with Employer. Unless revoked in accordance with Paragraph 9, this Agreement will be effective on the eighth day after Employee executes this Agreement and that will be the “Effective Date.”
TAKE THIS RELEASE HOME. READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS EMPLOYMENT SEPARATION AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU MAY HAVE. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY PARAGRAPH 9 AND CONSULT WITH AN ATTORNEY.

The undersigned acknowledges that he/she (a) has read and fully understands all the terms and conditions of this Agreement, (b) has had sufficient time to consider this Agreement and to consult about it with an attorney, and (c) is signing it knowingly, voluntarily and willingly. This Agreement can be executed in multiple identical counterparts and via email and fax.

Date: February 8, 2020                /s/ Simon Treacy
SIMON TREACY

HOWARD HUGHES MANAGEMENT COMPANY, LLC

/s/ Dara Engle
By: Dara Engle
Title: Chief People Officer

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